SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2024

AB International Group Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-55979	37-1740351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

144 Main Street, Mt. Kisco, NY	10549
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 202-3108

______________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2024, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Alumni Capital LP, a Delaware limited partnership. Pursuant to the Purchase Agreement, the Company has the right, but not the obligation to cause Alumni Capital to purchase up to $5 million of our common stock at the Investment Amount (defined below) during the period beginning on the execution date of the Purchase Agreement and ending on the earlier of (i) the date on which Alumni Capital has purchased $5 million of our common stock shares pursuant to the Purchase Agreement or (ii) June 30, 2025.

Pursuant to the Purchase Agreement, the “Investment Amount” means seventy percent (70%) of the lowest daily VWAP of the Common Stock five business days prior to the Closing of a Purchase Notice. No Purchase Notice will be made without an effective registration statement and no Purchase Notice will be in an amount greater than (i) $250,000 or (ii) three hundred percent (300%) of the Average Daily Trading Volume during the five business days prior to a Purchase Notice.

The Purchase Agreement provides that the number of our common stock shares to be sold to Alumni Capital will not exceed the number of shares that, when aggregated together with all other shares of our common stock which the investor is deemed to beneficially own, would result in the investor owning more than 4.99% of our outstanding common stock. The percentage may be increased to no more than 9.99% upon notice under the Purchase Agreement.

In consideration for Alumni Capital’s execution and performance under the Purchase Agreement, the Company issued to Alumni Capital a Common Stock Purchase Warrant dated June 13, 2024 to purchase 1,953,125,000 shares of Common Stock, representing (50%) of the commitment amount of $5 million, at an exercise price of $0.00128 per share, subject to adjustments. The exercise price per was calculated by dividing $3,000,000 by the total number of issued and outstanding shares of common stock as of June 13, 2024.

The Purchase Agreement contains certain representations, warranties, covenants and events of default. The Closing occurred following the satisfaction of customary closing conditions.

The foregoing description of the Purchase Agreement and Common Stock Purchase Warrant does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement and Common Stock Purchase Warrant, which are filed as Exhibits 10.1 and 4.1 hereto, respectively, and incorporated by reference herein.

Item 8.01 Other Events

On May 18, 2023, our board of directors and majority shareholder approved giving the board of directors discretionary authority for a period of one year to file a certificate of change to our articles of incorporation to conduct a reverse split of our issued and outstanding shares of our common stock by a ratio of not less than 1-for-2,000 and not more than 1-for-20,000.

On April 22, 2024, our board of directors approved a reverse split of our common stock at the ratio of 1-for-2,000. We have submitted an application with FINRA for the reverse split and it is currently under review. We have not yet received a market effective date for the reverse split. Our board of directors has the authority to abandon the reverse split at any time before the market effective date.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Common Stock Purchase Agreement, dated June 13, 2024
4.1	Common Stock Purchase Warrant, dated June 13, 2024

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AB International Group Corp.

/s/ Chiyuan Deng

Chiyuan Deng

President

Date: June 13, 2024

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